EXHIBIT 1.2

FORM OF SOLICITING DEALER AGREEMENT

WITH EMERSON EQUITY, LLC

To:	Soliciting Dealer

RE:	GWG HOLDINGS, INC.

Ladies and Gentlemen:

Emerson Equity, LLC (the “Dealer Manager”) entered into a dealer manager agreement, dated as of ____________, 2017 (the “Dealer Manager Agreement”), with GWG Holdings, Inc., a Delaware corporation (the “Company”), under which the Dealer Manager agreed to use its best efforts to solicit subscriptions in connection with the public offering (the “Offering”) of up to $1,000,000,000 in aggregate principal amount of the Company’s L Bonds (“L Bonds”). The L Bonds will be sold in “Units” at a public offering price of $1,000 per Unit. The Offering will commence on the initial Effective Date (as defined below). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings therefor as in the Dealer Manager Agreement.

In connection with the performance of the Dealer Manager’s obligations under Section 3 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities dealers (the “Soliciting Dealers”) who are members of the Financial Industry Regulatory Authority (“FINRA”) to solicit subscriptions for Units in connection with the Offering. You are hereby invited to become a Soliciting Dealer and, as such, to use your reasonable best efforts to solicit subscribers for Units, in accordance with the following terms and conditions of this Soliciting Dealer Agreement (this “Agreement”). The Company will sell Units directly or through a service provided by the Depository Trust Company (“DTC”), called DTC closing (“DTC Settlement”).

1.	Registration Statement.

(a)	Registration Statement and Prospectus. A registration statement on Form S-1 (File No. 333-220288), including a preliminary prospectus, has been prepared by the Company and was initially filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2017, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”) for the registration of the public offer and sale of the Units. The Company has prepared and filed such amendments thereto and such amended prospectus as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. The registration statement on Form S-1 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that:

(i)	if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission; and

(ii)	if the prospectus filed by the Company pursuant to either Rule 424(b) or 424(c) of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or 424(c), as the case may be, from and after the date on which it shall have been filed. The term “preliminary Prospectus” as used herein shall mean a preliminary prospectus related to the Units as contemplated by Rule 430 or Rule 430A of the Securities Act Rules and Regulations included at any time as part of the Registration Statement.

As used herein, the terms “Registration Statement”, “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

2.	Compliance with Applicable Rules and Regulations; License and Association Membership.

Upon the date of this Agreement, the undersigned securities dealer will become one of the “Soliciting Dealers” referred to in the Dealer Manager Agreement and is referred to herein as “Soliciting Dealer.” Soliciting Dealer agrees that solicitation and other activities by it hereunder shall comply with, and shall be undertaken only in accordance with, the terms of the Dealer Manager Agreement, the terms of this Agreement, the Securities Act, the Securities Act Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), the FINRA Rules applicable to the Offering from time to time in effect, specifically including, but not in any way limited to, NASD Conduct Rule 2340 (Customer Account Statements) and FINRA Rules 2040 (Payments to Unregistered Persons), 2111 (Suitability), 5110 (Corporate Financing Rule – Underwriting Terms and Arrangements), 5130 (Restrictions on the Purchase and Sale of Initial Equity Public Offerings), and 5141 (Sale of Securities in a Fixed Price Offering), and all other applicable federal and state laws and regulations promulgated thereunder.

Soliciting Dealer’s acceptance of this Agreement constitutes a representation to the Company and to the Dealer Manager that Soliciting Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Units under federal and state securities laws and regulations in all states where it offers or sells Units, and that it is a member in good standing of FINRA. Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule II to this Agreement and that its independent contractors and registered representatives have the appropriate licenses to offer and sell the Units in such jurisdictions.

This Agreement shall automatically terminate with no further action by either party if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Soliciting Dealer’s principal office is located. Soliciting Dealer agrees to notify the Dealer Manager immediately if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Soliciting Dealer is currently registered or licensed.

3.	Limitation of Offer; Investor Suitability.

(a)	Soliciting Dealer will not offer Units and will not permit any of its registered representatives to offer Units in any jurisdiction unless both Soliciting Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Units, Soliciting Dealer shall comply with the provisions of the FINRA Rules.

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(b)	In offering the sale of Units to any person, Soliciting Dealer will have reasonable grounds to believe (based on such information obtained from the investor concerning the investor’s age, investment objectives, other investments, financial situation, needs or any other information known by Soliciting Dealer after due inquiry) that: (A) such person is in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; (C) the purchase of the Units is otherwise suitable for such person. Soliciting Dealer further will use its best efforts to determine the suitability and appropriateness of an investment in the Units of each proposed investor solicited by a person associated with Soliciting Dealer by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each proposed investor, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereinafter established. For Units a Soliciting Dealer has sold that are settled directly through the Company (“Direct Settlement”), Soliciting Dealer shall maintain all Subscription Agreements (as defined below) for at least six years or for a period of time not less than that required in order to comply with all applicable federal and other regulatory requirements. Soliciting Dealer may satisfy its obligation by contractually requiring Subscription Agreements to be maintained by the investment advisers or banks it engages. Soliciting Dealer further agrees to comply with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Soliciting Dealer agrees to make such documents and records available to the Dealer Manager and the Company upon request, and representatives of the Commission and FINRA upon Soliciting Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.

4.	Delivery of Prospectus and Approved Sales Literature.

(a)	Delivery of Prospectus and Approved Sales Literature. Soliciting Dealer will:

(i)	deliver a Prospectus, as then supplemented or amended, to each person who subscribes for Units prior to the tender of such person’s subscription agreement (the “Subscription Agreement”), if using Direct Settlement, or prior to submitting orders, if using DTC Settlement;

(ii)	promptly comply with the written request of any person for a copy of the Prospectus, as then supplemented or amended, during the period between the initial Effective Date and the termination of the Offering;

(iii)	deliver to any person, in accordance with applicable law or as prescribed by any state securities administrator, a copy of any prescribed document included within or incorporated by reference in the Registration Statement and any supplements thereto during the course of the Offering;

(iv)	not use any sales materials in connection with the solicitation of purchasers of the Units except Approved Sales Literature;

(v)	to the extent the Company provides Approved Sales Literature, not use such materials unless accompanied or preceded by the Prospectus, as then currently in effect, and as may be amended or supplemented in the future; and

(vi)	not give or provide any information or make any representation or warranty other than information or representations contained in the Prospectus or the Approved Sales Literature. Soliciting Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval. As used in this Agreement, “Approved Sales Literature” has the meaning set forth in the Dealer Manager Agreement, but excludes material or writing marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Units.

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(b)	Agency is Not Created. Nothing contained in this Agreement shall be deemed or construed to make Soliciting Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Soliciting Dealer is not authorized to act for the Dealer Manager or the Company.

(c)	Documents Must Be Accompanied or Preceded by a Prospectus. Soliciting Dealer will not send or provide amendments or supplements to the Prospectus or any Approved Sales Literature to any investor unless it has previously sent or provided a Prospectus and all amendments and supplements thereto to that investor, or has simultaneously sent or provided a Prospectus and all amendments and supplements thereto with such Prospectus amendment or supplement or Approved Sales Literature.

(d)	Broker-Dealer Use Only Material. Soliciting Dealer will not show to or provide any investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only,” institutional communication, or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Units to members of the public.

(e)	Copies of Prospectuses and Approved Sales Literature. The Dealer Manager will supply Soliciting Dealer with reasonable quantities of the Prospectus (including any supplements thereto), as well as any Approved Sales Literature, for delivery to investors.

(f)	Prospectus Delivery Requirement. Soliciting Dealer shall furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.

(g)	Reliance by Soliciting Dealer. Soliciting Dealer agrees that it will rely upon no statement whatsoever, written or oral, other than the statements in the final Prospectus (as amended or supplemented from time to time) or in Approved Sales Literature. Soliciting Dealer is not authorized by the Dealer Manager nor the Company to give any information or to make any representation not contained in the final Prospectus (as amended or supplemented from time to time) or in Approved Sales Literature in connection with the sale of the Units.

5.	Submission of Orders; Right to Reject Orders.

(a)	With respect to Soliciting Dealer’s participation in any resales or transfers of the Units, Soliciting Dealer agrees to comply with any applicable requirements set forth in Section 2.

(b)	If using Direct Settlement:

When settling a purchase directly with the Company, the investor’s completed and executed Subscription Agreement, together with his or her subscription amount, shall be sent to the address listed below. The subscription amount should be paid through a certified check or personal check payable to the order of “GWG Holdings, Inc.—Subscription Account” (or wire sent to the Subscription Account). In lieu of paying by check, the subscription amount may be wired to the account referenced below.

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

Wire Instructions
GWG Holdings, Inc. — Subscription Account
Account: [●]
Routing: [●]
Bank Name: Bell State Bank & Trust

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(c)	When Soliciting Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and check for the purchase of Units were initially received by Soliciting Dealer from the subscriber, Soliciting Dealer shall transmit the Subscription Agreement and check for the purchase of Units to the Company by the end of the next business day following receipt of the check and Subscription Agreement. When, pursuant to Soliciting Dealer’s internal supervisory procedures, Soliciting Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), Soliciting Dealer shall transmit the check for the purchase of Units and Subscription Agreement to the Final Review Office by the end of the next business day following Soliciting Dealer’s receipt of the Subscription Agreement and check for the purchase of Units. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check for the purchase of Units, forward both the Subscription Agreement and check for the purchase of Units to the Company. If any Subscription Agreement solicited by Soliciting Dealer is rejected by the Company, then the Subscription Agreement and check will be promptly returned to the rejected subscriber. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(d)	If using DTC Settlement, the Soliciting Dealer will coordinate for payment in connection with their electronically placed orders. In this regard, Soliciting Dealer must have the ability and consent to allow investors to purchase the Units in the Offering and settle such purchase through DTC. Soliciting Dealer must utilize a participant in the DTC system. In such a case, a person desiring to purchase through DTC can place an order for the purchase of Units through Soliciting Dealer. Soliciting Dealer using this service will have an account with a DTC participant in which the investor’s funds will be placed to facilitate investor’s purchase in the Offering. Orders will be executed by Soliciting Dealer electronically and investors must coordinate with Soliciting Dealer’s registered representative to pay the full purchase price for the Units by the settlement date (i.e., the date on which the subscription agreement is accepted). Soliciting Dealer will place the order through DTC at the public offering price of $1,000 less sales commission as set forth below:

L Bond Term	Sales Commission	Net Asset Value[1]
2 years	3.25%	$967.50
3 years	4.25%	$957.50
5 years	4.90%	$951.00
7 years	5.00%	$950.00

(1) Offering price minus sales commission

Soliciting Dealer may submit an indication of interest for a sale of Units by the [●] day of each month (i.e. the “order date”), which indication of interest must be followed by an order. The final settlement date will be the date on which investor’s purchase is accepted and consummated, which is anticipated to occur on a monthly basis. Investor will be credited with ownership of Units on the settlement date. Investor’s purchase price for the Units purchased in this way will not be held in escrow.

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(e)	All subscriptions and orders, whether initial or additional, are subject to acceptance by and shall become effective upon confirmation by the Company, which reserves the right to reject, in whole or in part, any subscription or order in its sole discretion for any or no reason. Subscriptions and orders not accompanied by the required instrument of payment for Units may be rejected. Issuance and delivery of a Unit will be made only after a sale of a Unit is deemed by the Company to be completed in accordance with Section 3(c) of the Dealer Manager Agreement. If a subscription or order is rejected, cancelled or rescinded for any reason, then Soliciting Dealer will return to the Dealer Manager any selling commissions or Dealer Manager Fees theretofore paid with respect to such order, and, if Soliciting Dealer fails to so return any such selling commissions or Dealer Manager Fees, the Dealer Manager shall have the right to offset amounts owned against future commissions or Dealer Manager Fees due and otherwise payable to Soliciting Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

6.	Soliciting Dealer Compensation.

(a)	Selling Commissions. Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement and, subject to the special circumstances and discounts described in the “Plan of Distribution” section of the Prospectus, the Dealer Manager shall pay to Soliciting Dealer a selling commission up to and including the percentage of the gross proceeds from the Units sold by it and accepted and confirmed by the Company, as set forth below based on the term of the L Bond sold and in the Prospectus:

L Bond Term	Sales Commission
2 years	3.25%
3 years	4.25%
5 years	4.90%
7 years	5.00%

For purposes of this Section 6(a), Units are “sold” for Direct Settlement only if an executed Subscription Agreement is accepted by the Company and the Company has thereafter distributed the selling commission in connection with such transaction pursuant to the Dealer Manager Agreement. For purposes of this Section 6(a), Units are “sold” for DTC Settlement only when electronically submitted orders are confirmed by the Dealer Manager.

(b)	Dealer Manager’s Authority to Issue Confirmation. Notwithstanding the foregoing, it is understood and agreed that no commission shall be payable with respect to particular Units if the Dealer Manager or the Company rejects a proposed subscriber’s Subscription Agreement. Accordingly, Soliciting Dealer shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority residing solely in the Dealer Manager, as the Dealer Manager and processing broker-dealer.

(c)	Reallowance. The Dealer Manager may, in its sole discretion, direct payment of up to 1.0% of gross offering proceeds of the Units sold by Soliciting Dealer as additional compensation to the Soliciting Dealer.

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Subject to the immediately succeeding paragraph, the Dealer Manager may, in its sole discretion, request the Company to reimburse Soliciting Dealer for reasonable accountable bona fide due diligence expenses, provided such expenses have actually been incurred, are supported by detailed and itemized invoices provided to the Company and the Dealer Manager, and the Company or the Dealer Manager had theretofore given its prior written approval of the incurrence of such expenses. The due diligence reimbursement is paid from and in no event will exceed the accountable expense allowance that is paid from the Company to the Dealer Manager.

(d)	Non-Cash Compensation. Certain non-cash compensation such as Soliciting Dealer conferences may be paid to Soliciting Dealer.

Notwithstanding anything herein to the contrary, Soliciting Dealer will not be entitled to receive any non-cash compensation which would cause the aggregate amount of selling commissions, dealer manager fees and other forms of underwriting compensation (as defined in accordance with FINRA Rule 5110) received by the Dealer Manager and all Soliciting Dealers to exceed 8.0% of the gross proceeds raised from the sale of Units in the Offering.

(e)	Limitations on Dealer Manager’s Liability for Commissions. The Company is liable and responsible to the Soliciting Dealer for the payment of any selling commissions or any reallowance of fees to Soliciting Dealer. Soliciting Dealer hereby waives any and all rights to receive payments of commissions, or any other fees or reallowance payable to the Soliciting Dealer, if any, from the Dealer Manager. Soliciting Dealer acknowledges and agrees that the Dealer Manager is not liable for commissions or other fees or reallowances payable to Soliciting Dealer.

7.	Reserved Units. No Units may be reserved by any Soliciting Dealer.

8.	Dealer Manager’s Authority. Subject to the Dealer Manager Agreement, the Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. The Dealer Manager shall not be under any liability to Soliciting Dealer, except (i) for its own lack of good faith and (ii) for obligations expressly assumed by the Dealer Manager hereunder.

9.	Indemnification.

(a)	Incorporation of Indemnification Obligations Under the Dealer Manager Agreement. Under the Dealer Manager Agreement, the Company has agreed to indemnify Soliciting Dealer and the Dealer Manager and each of their respective Indemnified Parties, in certain instances and against certain liabilities, including liabilities under the Securities Act in certain circumstances. Soliciting Dealer hereby agrees to indemnify the Company and each of its Indemnified Parties as provided in the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Soliciting Dealer agrees to indemnify the Company in the Dealer Manager Agreement.

(b)	Soliciting Dealer’s Hold Harmless Obligation. In furtherance of, and not in limitation of the foregoing, Soliciting Dealer will indemnify, defend and hold harmless the Dealer Manager and the Company, and their officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each person who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon:

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(i)	in whole or in part, any material inaccuracy in the representations or warranties contained in this Agreement or any material breach of a covenant contained herein by Soliciting Dealer;

(ii)	any untrue statement or any alleged untrue statement of a material fact contained in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus; or in any Approved Sales Literature;

(iii)	the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (ii) and (iii), to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by Soliciting Dealer specifically for use with reference to Soliciting Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto;

(iv)	any use of sales literature, including “broker dealer use only” or institutional materials, by Soliciting Dealer that is not Approved Sales Literature;

(v)	any untrue statement made by Soliciting Dealer or Soliciting Dealer’s representatives or agents or omission by Soliciting Dealer or Soliciting Dealer’s representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Units in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Company; or

(vi)	any failure by Soliciting Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the USA PATRIOT Act of 2001 (the “PATRIOT Act”).

Soliciting Dealer will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Soliciting Dealer may otherwise have.

(c)	Notice of Claim. Promptly after receipt by any indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, promptly notify the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

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In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(d)	Reimbursement. An indemnifying party under Section 9 of this Agreement shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows: the indemnifying party shall pay all legal fees and expenses reasonably incurred by the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party.

If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

10.	Contribution. If the indemnification provided for in Section 9 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, the contributions provisions set forth in Section 8 of the Dealer Manager Agreement shall be applicable.

11.	Company as Party to Agreement. The Company shall be a third-party beneficiary of Soliciting Dealer’s representations, warranties, covenants and agreements contained in Sections 2, 3, 4, 5, 9 and 10. No provision of Sections 2, 3, 4, 5, 9 or 10 may be amended or waived without the prior written consent of the Company. The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is a third-party beneficiary.

12.	Privacy Laws; Compliance.

(a)	Soliciting Dealer agrees to:

(i)	abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”); (B) the privacy standards and requirements of any other applicable federal or state law; and (C) Soliciting Dealer’s own internal privacy policies and procedures, each as may be amended from time to time;

(ii)	refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers, except as necessary to service the customers or as otherwise necessary or required by applicable law; and

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(iii)	determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights.

(b)	If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

13.	Anti-Money Laundering Compliance Programs. Soliciting Dealer represents to the Dealer Manager and to the Company that it has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with Section 352 of the PATRIOT Act and FINRA Rule 3310, that complies with applicable anti-money laundering laws and regulations, including, but not limited to, the customer identification program requirements of Section 326 of the PATRIOT Act, and the suspicious activity reporting requirements of Section 356 of the PATRIOT Act, and the laws, regulations and Executive Orders administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (collectively, “AML/OFAC Laws”). The Soliciting Dealer hereby covenants to remain in compliance with the AML/OFAC Laws and shall, upon request by the Dealer Manager and/or the Company, provide a certification to the Dealer Manager and/or the Company that, as of the date of such certification, its AML Program is compliant with the AML/OFAC Laws.

Upon request by the Dealer Manager and/or the Company at any time, Soliciting Dealer will (i) furnish a written copy of its AML Program, or a summary of its AML Program, to the Dealer Manager and/or the Company for review, and (ii) furnish any information that the Dealer Manager and/or the Company may request to satisfy applicable AML/OFAC laws.

14.	Confidentiality. Each party to this Agreement agrees to maintain all information received from the other party pursuant to this Agreement in confidence, and each party to this Agreement agrees not to use any such information for any purpose, or disclose any such information to any person or entity, except as permitted by this Agreement or applicable laws, rules and regulations. This Section 14 shall survive the termination or expiration of this Agreement.

15.	Non-Solicitation. Subject to this Section 15, the Dealer Manager agrees that it will not (and the Dealer Manager will use reasonable good faith efforts to ensure that its employees and representatives do not) solicit business from any of Soliciting Dealer’s contacts or customers or knowingly recruit any of Soliciting Dealer’s independent registered representatives. Notwithstanding the foregoing, the Dealer Manager may solicit Soliciting Dealer’s contacts, customers or independent registered representatives but only to the extent that the Dealer Manager can demonstrate a relationship with such contacts, customers or independent registered representatives that was not derived through the efforts of Soliciting Dealer’s representatives who are engaged in selling efforts directly in connection with the Offering. This Section 15 shall survive the termination or expiration of this Agreement.

16.	Miscellaneous.

(a)	Ratification of Dealer Manager Agreement. Soliciting Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as Dealer Manager for itself and on behalf of all Soliciting Dealers (including Soliciting Dealer party hereto) and authorizes the Dealer Manager to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto. Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. Soliciting Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager’s discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

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(b)	Termination. This Agreement, except for the provisions of Sections 8 (Dealer Manager’s Authority), 9 (Indemnification), 10 (Contribution), 11 (Company as Party to Agreement), 12 (Privacy Laws; Compliance), 14 (Confidentiality), 15 (Non-Solicitation) and this Section 16 (Miscellaneous), may be terminated at any time by either party hereto by five days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 8, 9, 10, 11, 12, 14, 15 and this Section 16.

(c)	Communications. Any communications from Soliciting Dealer should be in writing addressed to the Dealer Manager at:

Emerson Equity, LLC

1431 Greenway Drive, Suite 710

Irving, Texas 75038

Attention: Mr. Robert Jones

with a copy to:

Kunzman & Bollinger, Inc.

5100 N. Brookline Avenue, Suite 600

Oklahoma City, Oklahoma 73112

Facsimile No: (405) 942-3527

Attention: Wallace W. Kunzman, Jr.

(d)	Any notice from the Dealer Manager to Soliciting Dealer shall be deemed to have been duly given if mailed, communicated by electronic delivery or facsimile or delivered by overnight courier to Soliciting Dealer at Soliciting Dealer’s address shown below.

(e)	No Partnership. Nothing herein contained shall constitute the Dealer Manager, Soliciting Dealer, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

(f)	Notice of Registration Statement Effectiveness. If this Agreement is executed before the initial Effective Date, then the Dealer Manager will notify Soliciting Dealer in writing when the initial Effective Date has occurred. Soliciting Dealer agrees that Soliciting Dealer will not make any offers to sell the Units or solicit purchasers for the Units until Soliciting Dealer has received such written notice of the initial Effective Date from the Dealer Manager or the Company. This Agreement shall be effective for all sales by Soliciting Dealer on and after the initial Effective Date.

(g)	Transfer Agent. The Company may authorize its transfer agent to provide information to the Dealer Manager and Soliciting Dealer regarding record holder information about the clients of Soliciting Dealer who have invested with the Company on an on-going basis for so long as Soliciting Dealer has a relationship with such client. Soliciting Dealer shall not disclose any password for a restricted website or portion of a website provided to Soliciting Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Soliciting Dealer, any material downloaded from such restricted website or portion of a restricted website.

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(h)	Assignment. Soliciting Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations. Any purported assignment or delegation by Soliciting Dealer shall be null and void. The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Soliciting Dealer shall be deemed to have consented to such assignment by execution hereof. Dealer Manager shall provide written notice of any such assignment to Soliciting Dealer.

(i)	Amendment. This Agreement may be amended from time to time by consent of the parties hereto. Soliciting Dealer’s consent will be deemed to have been given to an amendment to this Agreement, and such amendment will be effective, five business days following written notice to Soliciting Dealer of such amendment if it does not notify the Dealer Manager in writing prior to the close of business on such fifth business day that Soliciting Dealer does not consent to such amendment. Notwithstanding the foregoing, Soliciting Dealer agrees that (i) it shall consent to any amendment, supplement or modification of the terms of this Agreement requested by FINRA, and (ii) any amendment, supplement or modification of the terms of this Agreement will be effective immediately and Soliciting Dealer’s consent will be deemed to have been given to any such amendment, supplement or modification by its sale of Units or otherwise receiving and retaining an economic benefit for participating in the Offering as a Soliciting Dealer.

(j)	Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(k)	Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(l)	Strict Performance. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

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Soliciting Dealer Agreement	12

If the foregoing is in accordance with Soliciting Dealer’s understanding and agreement, please sign and return the attached duplicate of this Agreement. Soliciting Dealer’s indicated acceptance thereof shall constitute a binding agreement between Soliciting Dealer and the Dealer Manager.

DEALER MANAGER:

EMERSON EQUITY, LLC

By:
Name:
Title:

The undersigned dealer confirms its agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the attached Dealer Manager Agreement. The undersigned dealer hereby represents that it will comply with the applicable requirements of the Securities Act and the Exchange Act and the published rules and regulations of the Commission thereunder, and applicable blue sky or other state securities laws. The undersigned dealer represents and warrants that the undersigned dealer is duly registered as a broker-dealer under the provisions of the Exchange Act and the Exchange Act Rules and Regulations or is exempt from such registration. The undersigned dealer confirms that it and each salesperson acting on its behalf are members in good standing of FINRA and duly licensed by each regulatory authority in each jurisdiction in which the undersigned dealer or such salesperson will offer and sell Units, or are exempt from registration with such authorities. The undersigned dealer hereby represents that it will comply with the Rules of FINRA and all rules and regulations promulgated by FINRA.

Dated: ____________, 2017
Name of Soliciting Dealer

Federal Identification Number

CRD Number

By:
Name:
Authorized Signatory

If you wish to receive a physical check for commissions, please complete the information as follows: (Please type or print) See Schedule I for wires.

Name of Firm:

Address:
Street

City

State and Zip Code

(Area Code) Telephone No.

Attention:

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Soliciting Dealer Agreement	13

SCHEDULE I

TO SOLICITING DEALER AGREEMENT WITH EMERSON EQUITY LLC, FOR THE GWG HOLDINGS, INC.
OFFERING OF UP TO $1,000,000,000 L BONDS

NAME OF ISSUER: GWG HOLDINGS, INC.

NAME OF SOLICITING DEALER:

SCHEDULE TO AGREEMENT DATED:

Soliciting Dealer hereby authorizes the Company or its agent to deposit selling commissions, and other payments due to it pursuant to the Soliciting Dealer Agreement to its bank account specified below. This authority will remain in force until Soliciting Dealer notifies the Dealer Manager and Company in writing to cancel it. In the event that the Company deposits funds erroneously into Soliciting Dealer’s account, the Company is authorized to debit the account with no prior notice to the Soliciting Dealer for an amount not to exceed the amount of the erroneous deposit

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

Email Address Statements should be directed to:

Custodian/Clearing Firms Used:

E&O Coverage Provided By:

“SOLICITING DEALER”

(Print Name of Soliciting Dealer)

By:

Name:

Title:

Date:

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SCHEDULE II

TO

SOLICITING DEALER AGREEMENT WITH

EMERSON EQUITY, LLC

Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

o Alabama	o Nebraska

o Alaska	o Nevada

o Arizona	o New Hampshire

o Arkansas	o New Jersey

o California	o New Mexico

o Colorado	o New York

o Connecticut	o North Carolina

o Delaware	o North Dakota

o District of Columbia	o Ohio

o Florida	o Oklahoma

o Georgia	o Oregon

o Hawaii	o Pennsylvania

o Idaho	o Puerto Rico

o Illinois	o Rhode Island

o Indiana	o South Carolina

o Iowa	o South Dakota

o Kansas	o Tennessee

o Kentucky	o Texas

o Louisiana	o Utah

o Maine	o Vermont

o Maryland	o Virgin Islands

o Massachusetts	o Virginia

o Michigan	o Washington

o Minnesota	o West Virginia

o Mississippi	o Wisconsin

o Missouri	o Wyoming

o Montana

Emerson Equity, LLC
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